Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the purpose of registering an additional 1,100,000 shares of common stock pertaining to the Ares Commercial Real Estate Corporation Amended and Restated 2012 Equity Incentive Plan of our reports dated February 14, 2022, with respect to the consolidated financial statements of Ares Commercial Real Estate Corporation and the effectiveness of internal control over financial reporting of Ares Commercial Real Estate Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
June 3, 2022